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                        AGREEMENT FOR WHOLESALE FINANCING

This Agreement for Wholesale Financing ("Agreement") is made as of April 15, 1998 among Deutsche Financial Services Corporation ("DFS"), Computer Hardware Maintenance Company, Inc. ("CHMC"), Corporate Access, Inc. ("Access"), and U.S. Communications, Inc. ("USC") (CHMC, Access and USC are sometimes hereinafter referred to individually and/or collectively as "Dealer"), each having a principal place of business located at the address indicated on the signature pages hereto.

                                    RECITALS

        Dealer has requested that DFS provide Dealer with a credit facility for inventory acquisition purposes. CHMC, Access, and USC are each a wholly-owned subsidiary of Condor Technology Solutions, Inc., all of which Dealers do business among each other and with third parties substantially as an integrated family of companies, and accordingly, each Dealer desires to have the availability of one common credit facility instead of separate credit facilities. Each Dealer has requested that DFS extend such a common credit facility. Each Dealer acknowledges that DFS will be lending against, and relying on a lien upon, substantially all of Dealer's assets even though the proceeds of any particular advance made hereunder may not be advanced directly to such Dealer, and that such Dealer will nevertheless benefit by the making of all such advances by DFS and the availability of a single credit facility of a size greater than each might independently warrant.

 1.     Extension of Credit.

                  (a) Subject to the terms of this Agreement, DFS may extend credit to Dealer from time to time to purchase inventory from DFS approved vendors ("Vendors") and for other purposes. Each Dealer hereby further confirms its understanding that the funds availability to it hereunder will be reduced by the then aggregate outstanding amount of advances to all Dealers collectively. If DFS advances funds to Dealer following Dealer's execution of this Agreement, DFS will be deemed to have entered into this Agreement with Dealer, whether or not executed by DFS. DFS' decision to advance funds will not be binding until the funds are actually advanced. DFS may combine all of DFS' advances to Dealer or on Dealer's behalf, whether under this Agreement or any other agreement, and whether provided by one or more of DFS' branch offices, together with all finance charges, fees and expenses related thereto, to make one debt owed by Dealer. DFS may, at any time and without notice to Dealer, elect not to finance any inventory sold by particular Vendors who are in default of their obligations to DFS, or with respect to which DFS reasonably feels insecure. This is an agreement regarding the extension of credit, and not the provision of goods or services.

                  (b) Appointment of Condor Technology Solutions, Inc. as Agent. Each of CHMC, Access and USC hereby appoints Condor Technology Solutions. Inc. as its agent and attorney-in-fact to take any action or execute any document or instrument necessary or appropriate for the administration of the Collateral and the credit facilities hereunder and under any other agreements related hereto. DFS shall be entitled to rely absolutely and without duty of inquiry or investigation upon any agreement, request, communication or other notice given and/or executed by Condor Technology Solutions. Inc. Upon DFS' request, each Dealer shall execute and deliver to DFS a Power of Attorney, in form acceptable to DFS, confirming and restating the power of attorney granted herein.

 2. Financing Terms and Statements of Transaction. Dealer and DFS agree that certain financial terms of any advance made by DFS under this Agreement, whether regarding finance charges, other fees, maturities, curtailments or other financial terms, are not set forth herein because such terms depend, in part, upon the availability of Vendor discounts, payment terms or other incentives, prevailing economic conditions, DFS' floorplanning volume with Dealer and with Dealer's Vendors, and other economic factors which may vary over time. Dealer and DFS further agree that it is


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        therefore in their mutual best interest to set forth in this Agreement only the general terms of Dealer's financing arrangement with DFS. Upon agreeing to finance a particular item of inventory for Dealer, DFS will send Dealer a Statement of Transaction identifying such inventory and the applicable financial terms. Unless Dealer notifies DFS in writing of any objection within fifteen (15) days after a Statement of Transaction is mailed to Dealer: (a) the amount shown on such Statement of Transaction will be an account stated; (b) Dealer will have agreed to all rates, charges and other terms shown on such Statement of Transaction; (c) Dealer will have agreed that DFS is financing the items of inventory referenced in such Statement of Transaction at Dealer's request; and (d) such Statement of Transaction will be incorporated herein by reference, will be made a part hereof as if originally set forth herein, and will constitute an addendum hereto. If Dealer objects to the terms of any Statement of Transaction, Dealer agrees to pay DFS for such inventory in accordance with the most recent terms for similar inventory to which Dealer has not objected (or, if there are no prior terms, at the lesser of 16% per annum or at the maximum lawful contract rate of interest permitted under applicable law), but Dealer acknowledges that DFS may then elect to terminate Dealer's financing program pursuant to Section 17, and cease making additional advances to Dealer. However, such termination will not accelerate the maturities of advances previously made, unless Dealer shall otherwise be in default of this Agreement.

 3. Grant of Security Interest. To secure payment of all of Dealer's current and future debts to DFS, whether under this Agreement or any current or future guaranty or other agreement, Dealer grants DFS a security interest in all of Dealer's inventory, equipment, fixtures, accounts, contract rights, chattel paper, security agreements, instruments, deposit accounts, reserves, documents, and general intangibles; and all judgments, claims, insurance policies, and payments owed or made to Dealer thereon; all whether now owned or hereafter acquired, all attachments, accessories, accessions, returns, repossessions, exchanges, substitutions and replacements thereto, and all proceeds thereof. All such assets are collectively referred to herein as the "Collateral." All of such terms for which meanings are provided in the Uniform Commercial Code of the applicable state are used herein with such meanings. All Collateral financed by DFS, and all proceeds thereof, will be held in trust by Dealer for DFS, with such proceeds being payable in accordance with Section ------- 9. Notwithstanding the foregoing, the above described conveyance shall not be deemed to include the conveyance of any government contract or other contractual agreement, which by its terms or applicable law may not be conveyed; it being understood, however, that in any such situation(s), DFS' security interest shall include (i) the entirety of the Dealer's right, title and interest in and to all accounts receivable and all other proceeds directly or indirectly arising from such government contract or other contractual agreement and (ii) all other rights and interests which the Dealer may lawfully convey to DFS.

 4. Affirmative Warranties and Representations. Dealer warrants and represents to DFS that: (a) Dealer has good title to all Collateral;
        (b) DFS' security interest in the Collateral is not now and will not become subordinate to the security interest, lien, encumbrance or claim of any person other than as provided in that certain Intercreditor and Subordination Agreement between DFS and First Union Commercial Corporation ("First Union") and that certain Intercreditor Subordination Agreement between DFS and IBM Credit Corporation ("IBM Credit") regarding such parties' respective interests in and to certain of Dealer's assets; (c) Dealer will execute all documents DFS requests to perfect and maintain DFS' security interest in the Collateral; (d) Dealer will deliver to DFS immediately upon each request, and DFS may retain, each Certificate of Title or Statement of Origin issued for Collateral financed by DFS; (e) Dealer will at all times be duly organized, existing, in good standing, qualified and licensed to do business in each state, county, or parish, in which the nature of its business or property so requires; (f) Dealer has the right and is duly authorized to enter into this Agreement; (g) Dealer's execution of this Agreement does not constitute a breach of any agreement to which Dealer is now or hereafter becomes bound; (h) there are and will be no actions or proceedings pending or threatened against Dealer not fully covered by insurance which might


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        result in any material adverse change in Dealer's financial or business condition or which might in any way materially adversely affect any of Dealer's assets; (i) Dealer will maintain the Collateral in good condition and repair; (j) Dealer has duly filed and will duly file all tax returns required by law; (k) Dealer has paid and will pay when due all taxes, levies, assessments and governmental charges of any nature except for such taxes, etc. which are being contested by Dealer in good faith and for which reasonable reserves have been established in accordance with generally accepted accounting principles, consistently applied; (l) Dealer will keep and maintain all of its books and records pertaining to the Collateral at its principal place of business designated in this Agreement; (m) Dealer will promptly supply DFS with such information concerning it or any guarantor as DFS hereafter may reasonably request; (n) all Collateral will be kept at Dealer's principal place of business listed above, and such other locations, if any, of which Dealer has notified DFS in writing or as listed on any current or future Exhibit "A" attached hereto which written notice(s) to DFS and Exhibit A(s) are incorporated herein by reference; (o)
        Dealer will give DFS thirty (30) days prior written notice of any change in Dealer's identity, name, form of business organization, ownership, management, principal place of business, Collateral locations or other business locations, and before moving any books and records to any other location; (p) Dealer will observe and perform all matters required by any lease, license, concession or franchise forming part of the Collateral in order to maintain all the rights of DFS thereunder; (q) Dealer will advise DFS of the commencement of material legal proceedings against Dealer or any guarantor; and (r) Dealer will comply with all applicable laws and will conduct its business in a manner which preserves and protects the Collateral and the earnings and incomes thereof.

 5. Negative Covenants. Dealer will not at any time (without DFS' prior written consent): (a) other than distributions in the ordinary course of its business which in the aggregate as to all Dealers do not exceed Five Hundred Thousand Dollars ($500,000) per annum, sell, lease or otherwise dispose of or transfer any of its assets; (b) rent, lease, demonstrate, consign, or use any Collateral except for pledges thereof under Dealer's agreements with First Union and with IBM Credit, as such parties' rights are limited, however, by certain intercreditor agreements by each of First Union and IBM Credit with DFS; or (c) merge or consolidate with another entity in a transaction pursuant to which a Dealer is not the survivor.

 6. Insurance. Dealer will promptly notify DFS of any loss, theft or damage to any Collateral. Dealer will keep the Collateral insured for its full insurable value under an "all risk" property insurance policy with a company acceptable to DFS, naming DFS as a lender loss-payee and containing standard lender's loss payable and termination provisions. Dealer will provide DFS with written evidence of such property insurance coverage and lender's loss-payee endorsement.

 7. Financial Statements. Dealer will deliver to DFS: (a) within one hundred twenty (120) days after the end of each of Dealer's fiscal years, a reasonably detailed balance sheet as of the last day of such fiscal year and a reasonably detailed income statement covering Dealer's operations for such fiscal year, in a form reasonably satisfactory to DFS; (b) within forty-five (45) days after the end of each of Dealer's fiscal quarters, a reasonably detailed balance sheet as of the last day of such quarter and an income statement covering Dealer's operations for such quarter, in a form reasonably satisfactory to DFS; and (c) within ten (10) days after reasonable request therefor by DFS, any other report requested by DFS relating to the Collateral or the financial condition of Dealer. Dealer warrants and represents to DFS that all financial statements and information relating to Dealer or any guarantor which have been or may hereafter be delivered by Dealer or any guarantor are true and correct in all material respects and have been and will be prepared in accordance with generally accepted accounting principles consistently applied and, with respect to such previously delivered statements or information, there has been no material adverse change in the financial or business condition of Dealer or any guarantor since the submission to DFS, either as of the date of delivery, or, if different, the date specified therein, and Dealer acknowledges DFS' reliance thereon.


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 8.     Reviews. Dealer grants DFS an irrevocable license to enter Dealer's business locations during normal business hours with twenty-four (24) hours notice to Dealer (no such notice being required however, if Dealer is in default) to: (a) account for and inspect all Collateral; (b) verify Dealer's compliance with this Agreement; and (c) examine and copy Dealer's books and records related to the Collateral.

 9. Payment Terms. Dealer will immediately pay DFS the principal indebtedness owed DFS on each item of Collateral financed by DFS (as shown on the Statement of Transaction identifying such Collateral) on the earliest occurrence of any of the following events: (a) when such Collateral is lost, stolen or damaged; (b) for Collateral financed under Pay-As-Sold ("PAS") terms (as shown on the Statement of Transaction identifying such Collateral), when such Collateral is sold, transferred, rented, leased, otherwise disposed of or matured; (c) in strict accordance with any curtailment schedule for such Collateral (as shown on the Statement of Transaction identifying such Collateral); (d) for Collateral financed under Scheduled Payment Program ("SPP") terms (as shown on the Statement of Transaction identifying such Collateral), in strict accordance with the installment payment schedule; and (e) when otherwise required under the terms of any financing program agreed to in writing by the parties. Regardless of the SPP terms pertaining to any Collateral financed by DFS, if DFS determines that the current outstanding debt which Dealer owes to DFS exceeds the aggregate wholesale invoice price of such Collateral in Dealer's possession, Dealer will immediately upon demand pay DFS the difference between such outstanding debt and the aggregate wholesale invoice price of such Collateral. If Dealer from time to time is required to make immediate payment to DFS of any past due obligation discovered during any Collateral review, or at any other time, Dealer agrees that acceptance of such payment by DFS shall not be construed to have waived or amended the terms of its financing program. The proceeds of any Collateral received by Dealer will be held by Dealer in trust for DFS' benefit, for application as provided in this Agreement. Dealer will send all payments to DFS' branch office(s) responsible for Dealer's account. DFS may apply: (i) payments to reduce finance charges first and then principal, regardless of Dealer's instructions; and (ii) principal payments to the oldest (earliest) invoice for Collateral financed by DFS, but, in any event, all principal payments will first be applied to such Collateral which is sold, lost, stolen, damaged, rented, leased, or otherwise disposed of or unaccounted for. Any third party discount, rebate, bonus or credit granted to Dealer for any Collateral will not reduce the debt Dealer owes DFS until DFS has received payment therefor in cash. Dealer will: (1) pay DFS even if any Collateral is defective or fails to conform to any warranties extended by any third party; (2) not assert against DFS any claim or defense Dealer has against any third party; and (3) indemnify and hold DFS harmless against all claims and defenses asserted by any buyer of the Collateral relating to the condition of, or any representations regarding, any of the Collateral. Dealer waives all rights of offset and counterclaims Dealer may have against DFS.

10. Calculation of Charges. Dealer will pay finance charges to DFS on the outstanding principal debt which Dealer owes DFS for each item of Collateral financed by DFS at the rate(s) shown on the Statement of Transaction identifying such Collateral, unless Dealer objects thereto as provided in Section 2. The finance charges attributable to the rate shown on the Statement of Transaction will: (a) be computed based on a 360 day year; (b) be calculated by multiplying the Daily Charge (as defined below) by the actual number of days in the applicable billing period; and (c) accrue from the invoice date of the Collateral identified on such Statement of Transaction until DFS receives full payment in good funds of the principal debt Dealer owes DFS for each item of such Collateral in accordance with DFS' payment recognition policy and DFS applies such payment to Dealer's principal debt in accordance with the terms of this Agreement. The "Daily Charge" is the product of the Daily Rate (as defined below) multiplied by the Average Daily Balance (as defined below). The "Daily Rate" is the quotient of the annual rate shown on the Statement of Transaction divided by 360, or the monthly rate shown on the Statement of Transaction divided by
        30. The "Average Daily Balance" is the quotient of (i) the sum of the outstanding principal debt owed DFS on each day of a billing period for each item of Collateral identified on a Statement of Transaction, divided by (ii)


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        the actual number of days in such billing period. Dealer will also pay
        DFS $100 for each check returned unpaid for insufficient funds (an "NSF check") (such $100 payment repays DFS' estimated administrative costs; it does not waive the default caused by the NSF check). The annual percentage rate of the finance charges relating to any item of Collateral financed by DFS will be calculated from the invoice date of such Collateral, regardless of any period during which any finance charge subsidy shall be paid or payable by any third party. Dealer acknowledges that DFS intends to strictly conform to the applicable usury laws governing this Agreement. Regardless of any provision contained herein or in any other document executed or delivered in connection herewith or therewith, DFS shall never be deemed to have contracted for, charged or be entitled to receive, collect or apply as interest on this Agreement (whether termed interest herein or deemed to be interest by judicial determination or operation of law), any amount in excess of the maximum amount allowed by applicable law, and, if DFS ever receives, collects or applies as interest any such excess, such amount which would be excessive interest will be applied first to the reduction of the unpaid principal balances of advances under this Agreement, and, second, any remaining excess will be paid to Dealer. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, Dealer and DFS shall, to the maximum extent permitted under applicable law: (A) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest; (B) exclude voluntary pre-payments and the effect thereof; and (C) spread the total amount of interest throughout the entire term of this Agreement so that the interest rate is uniform throughout such term.

11. Billing Statement. DFS will send Dealer a monthly billing statement identifying all charges due on Dealer's account with DFS. The charges specified on each billing statement will be: (a) due and payable in full immediately on receipt; and (b) an account stated, unless DFS receives Dealer's written objection thereto within 15 days after it is mailed to Dealer. If DFS does not receive, by the 25th day of any given month, payment of all charges accrued to Dealer's account with DFS during the immediately preceding month, Dealer will (to the extent allowed by law) pay DFS a late fee ("Late Fee") equal to the greater of $5 or 5% of the amount of such finance charges (payment of the Late Fee does not waive the default caused by the late payment). DFS may adjust the billing statement at any time to conform to applicable law and this Agreement.

12. Default. Dealer will be in default under this Agreement if: (a) Except for a breach described in subsection 12(d) below, Dealer breaches any terms, warranties or representations contained herein, in any Statement of Transaction to which Dealer has not objected as provided in Section 2, or in any other agreement between DFS and Dealer and such breach is not cured within ten (10) days of Dealer's receipt of written notice of such breach; (b) any guarantor of Dealer's debts to DFS breaches any terms, covenants, warranties or representations contained in any guaranty or other agreement between such guarantor and DFS, revokes or attempts to revoke any such guaranty agreement, or repudiates such guarantor's liability thereunder; (c) any representation, statement, report or certificate made or delivered by Dealer or any guarantor to DFS is not accurate when made; (d) Dealer fails to pay any portion of Dealer's debts to DFS within five (5) days of when due and payable hereunder or under any other agreement between DFS and Dealer; (e) Dealer abandons any Collateral; (f) Dealer or any guarantor is or becomes in default in the payment of any debt owed to any third party;
        (g) money judgment(s) issue against Dealer or any guarantor which exceed in the aggregate as to all Dealers and any guarantor, at any time $1,000,000; (h) an attachment, sale or seizure issues or is executed against any assets of Dealer or of any guarantor which is not satisfied or released within fifteen (15) days; (i) the undersigned dies while Dealer's business is operated as a sole proprietorship, any general partner dies while Dealer's business is operated as a general or limited partnership, or any member dies while Dealer's business is operated as a limited liability company, as applicable; (j) any guarantor dies; (k) Dealer or any guarantor shall cease existence as a corporation, partnership, limited liability company or trust, as applicable; (l) Dealer or any guarantor ceases or suspends business;
        (m) Dealer,


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        any guarantor or any member while Dealer's business is
        operated as a limited liability company, as applicable, makes a general assignment for the benefit of creditors; (n) Dealer, any guarantor or any member while Dealer's business is operated as a limited liability company, as applicable, becomes insolvent or voluntarily or involuntarily becomes subject to the Federal Bankruptcy Code, any state insolvency law or any similar law (which, with respect to an involuntary proceeding, remains undismissed for more than thirty (30) days, provided, however, if at any time an order for relief is entered, then notwithstanding the foregoing, such event shall constitute an immediate default hereunder); (o) any receiver is appointed for any assets of Dealer, any guarantor or any member while Dealer's business is operated as a limited liability company, as applicable; (p) any guaranty of Dealer's debts to DFS is terminated; (q) Dealer loses any franchise, permission, license or right to sell or deal in any Collateral which DFS finances; or (r) Dealer or any guarantor misrepresents Dealer's or such guarantor's financial condition or organizational structure.

13.     Rights of DFS Upon Default. In the event of a default:
        (a) DFS may at any time at DFS' election, without notice or demand to Dealer, do any one or more of the following: declare all or any part of the debt Dealer owes DFS immediately due and payable, together with all costs and expenses of DFS' collection activity, including, without limitation, all reasonable attorneys' fees; exercise any or all rights under applicable law (including, without limitation, the right to possess, transfer and dispose of the Collateral); and/or cease extending any additional credit to Dealer (DFS' right to cease extending credit shall not be construed to limit the discretionary nature of this credit facility).
        (b) Dealer will segregate and keep the Collateral in trust for DFS, and in good order and repair, and will not sell, rent, lease, consign, otherwise dispose of or use any Collateral, nor further encumber any Collateral.
        (c) Upon DFS' oral or written demand, Dealer will immediately deliver the Collateral to DFS, in good order and repair, at a place specified by DFS, together with all related documents; or DFS may, in DFS' sole discretion and without notice or demand to Dealer, take immediate possession of the Collateral together with all related documents.
        (d) DFS may, without notice, apply a default finance charge to Dealer's outstanding principal indebtedness equal to the default rate specified in Dealer's financing program with DFS, if any, or if there is none so specified, at the lesser of 3% per annum above the rate in effect immediately prior to the default, or the highest lawful contract rate of interest permitted under applicable law.

                  All of DFS' rights and remedies are cumulative. DFS' failure to exercise any of DFS' rights or remedies hereunder will not waive any of DFS' rights or remedies as to any past, current or future default.

14. Sale of Collateral. Dealer agrees that if DFS conducts a private sale of any Collateral by requesting bids from 10 or more dealers or distributors in that type of Collateral, any sale by DFS of such Collateral in bulk or in parcels within 120 days of: (a) DFS' taking possession and control of such Collateral; or (b) when DFS is otherwise authorized to sell such Collateral; whichever occurs last, to the bidder submitting the highest cash bid therefor, is a commercially reasonable sale of such Collateral under the Uniform Commercial Code. Dealer agrees that the purchase of any Collateral by a Vendor, as provided in any agreement between DFS and the Vendor, is a commercially reasonable disposition and private sale of such Collateral under the Uniform Commercial Code, and no request for bids shall be required. Dealer further agrees that 7 or more days prior written notice will be commercially reasonable notice of any public or private sale (including any sale to a Vendor). Dealer irrevocably waives any requirement that DFS retain possession and not dispose of any Collateral until after an arbitration hearing, arbitration award, confirmation, trial or final judgment. If DFS disposes of any such Collateral other than as herein contemplated, the commercial reasonableness of such disposition will be determined in accordance with the laws of the state governing this Agreement.


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15.     Power of Attorney. Dealer grants DFS an irrevocable power of attorney to: execute or endorse on Dealer's behalf any checks, financing statements, instruments, Certificates of Title and Statements of Origin pertaining to the Collateral; supply any omitted information and correct errors in any documents between DFS and Dealer; initiate and settle any insurance claim pertaining to the Collateral; and do anything to preserve and protect the Collateral and DFS' rights and interest therein.

16. Information. DFS may provide to any third party any credit, financial or other information on Dealer that DFS may from time to time possess. DFS may obtain from any Vendor any credit, financial or other information regarding Dealer that such Vendor may from time to time possess.

17. Termination. Either party may terminate this Agreement at any time by written notice received by the other party. If DFS terminates this Agreement, Dealer agrees that if Dealer: (a) is not in default hereunder, 30 days prior notice of termination is reasonable and sufficient (although this provision shall not be construed to mean that shorter periods may not, in particular circumstances, also be reasonable and sufficient); or (b) is in default hereunder, no prior notice of termination is required. Dealer will not be relieved from any obligation to DFS arising out of DFS' advances or commitments made before the effective termination date of this Agreement. DFS will retain all of its rights, interests and remedies hereunder until Dealer has paid all of Dealer's debts to DFS. All waivers set forth within this Agreement will survive any termination of this Agreement.

18. Binding Effect. Dealer cannot assign its interest in this Agreement without DFS' prior written consent, although DFS may assign or participate DFS' interest, in whole or in part, without Dealer's consent. This Agreement will protect and bind DFS' and Dealer's respective heirs, representatives, successors and assigns.

19. Notices. Except as otherwise stated herein, all notices, arbitration claims, responses, requests and documents will be sufficiently given or served if mailed or delivered: (a) to Dealer at Dealer's principal place of business specified above; and (b) to DFS at 655 Maryville Centre Drive, St. Louis, Missouri 63141-5832, Attention: General Counsel, or such other address as the parties may hereafter specify in writing.

20. NO ORAL AGREEMENTS. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBTS ARE NOT ENFORCEABLE. TO PROTECT DEALER AND DFS FROM MISUNDERSTANDING OR DISAPPOINTMENT, ALL AGREEMENTS COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN THE PARTIES, EXCEPT AS SPECIFICALLY PROVIDED HEREIN OR AS THE PARTIES MAY LATER AGREE IN WRITING TO MODIFY IT. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

21. Other Waivers. Dealer irrevocably waives notice of: DFS' acceptance of this Agreement, presentment, demand, protest, nonpayment, nonperformance, and dishonor. Dealer and DFS irrevocably waive all rights to claim any punitive and/or exemplary damages.

22. Severability. If any provision of this Agreement or its application is invalid or unenforceable, the remainder of this Agreement will not be impaired or affected and will remain binding and enforceable.

23. Supplement. If Dealer and DFS have heretofore executed other agreements in connection with all or any part of the Collateral, this Agreement shall supplement each and every other agreement previously executed by and between Dealer and DFS, and in that event this Agreement shall neither be deemed a novation nor a termination of such previously executed agreement nor shall execution of this Agreement be deemed a satisfaction of any obligation secured by such previously executed agreement. Notwithstanding any of the foregoing, this Agreement replaces in its entirety and renders null and void each and every separate Agreement for Wholesale Financing previously entered into from time to time between a Dealer and DFS, and any amendments and addenda thereto.

24. Receipt of Agreement. Dealer acknowledges that it has received a true and complete copy of this Agreement. Dealer acknowledges that it has read and understood this Agreement. Notwithstanding anything herein to the contrary: (a) DFS may rely on any facsimile copy, electronic data transmission or electronic data storage of this Agreement, any Statement of Transaction, billing statement, invoice from a Vendor, financial statements or other reports, and (b) such facsimile copy, electronic data transmission or electronic data storage will be deemed an original, and the best evidence thereof for all purposes, including, without limitation, under this Agreement or any other agreement between DFS and Dealer, and for all evidentiary purposes before any arbitrator, court or other adjudicatory authority.

25. Miscellaneous. Time is of the essence regarding Dealer's performance of its obligations to DFS notwithstanding any course of dealing or custom on DFS' part to grant extensions of time. Dealer's liability under this Agreement is direct and unconditional and will not be affected by the release or nonperfection of any security interest granted hereunder. DFS will have the right to refrain from or postpone enforcement of this Agreement or any other agreements between DFS and Dealer without prejudice and the failure to strictly enforce these agreements will not be construed as having created a course of dealing between DFS and Dealer contrary to the specific terms of the agreements or as having modified, released or waived the same. The express terms of this Agreement will not be modified by any course of dealing, usage of trade, or custom of trade which may deviate from the terms hereof. If Dealer fails to pay any taxes, fees or other obligations which may impair DFS' interest in the Collateral, or fails to keep the Collateral insured, DFS may, but shall not be required to, pay such taxes, fees or obligations and pay the cost to insure the Collateral, and the amounts paid will be: (a) an additional debt owed by Dealer to DFS, which shall be subject to finance charges as provided herein; and (b) due and payable immediately in full. Dealer agrees to pay all of DFS' reasonable attorneys' fees and expenses incurred by DFS in enforcing DFS' rights hereunder. The Section titles used in this Agreement are for convenience only and do not define or limit the contents of any Section.

26.     BINDING ARBITRATION.

         26.1 Arbitrable Claims. Except as otherwise specified below, all actions, disputes, claims and controversies under common law, statutory law or in equity of any type or nature whatsoever (including, without limitation, all torts, whether regarding negligence, breach of fiduciary duty, restraint of trade, fraud, conversion, duress, interference, wrongful replevin, wrongful sequestration, fraud in the inducement, usury or any other tort, all contract actions, whether regarding express or implied terms, such as implied covenants of good faith, fair dealing, and the commercial reasonableness of any Collateral disposition, or any other contract claim, all claims of deceptive trade practices or lender liability, and all claims questioning the reasonableness or lawfulness of any act), whether arising before or after the date of this Agreement, and whether directly or indirectly relating to: (a) this Agreement and/or any amendments and addenda hereto, or the breach, invalidity or termination hereof; (b) any previous or subsequent agreement between DFS and Dealer; (c) any act committed by DFS or by any parent company, subsidiary or affiliated company of DFS (the "DFS Companies"), or by any employee, agent, officer or director of a DFS Company whether or not arising within the scope and course of employment or other contractual representation of the DFS Companies provided that such act arises under a relationship, transaction or dealing between DFS and Dealer; and/or (d) any other relationship, transaction or dealing between DFS and Dealer (collectively the "Disputes"), will be subject to and resolved by binding arbitration.

         26.2 Administrative Body. All arbitration hereunder will be conducted in accordance with the Commercial Arbitration Rules of The American Arbitration Association ("AAA"). If the AAA is dissolved, disbanded or becomes subject to any state or federal bankruptcy or insolvency proceeding, the parties will remain subject to binding arbitration which will be conducted by a mutually agreeable arbitral forum. The parties agree that all arbitrator(s) selected will be attorneys with at least five (5) years secured transactions experience. The arbitrator(s) will decide if any inconsistency exists between the rules of any applicable arbitral forum and the arbitration provisions contained herein. If such inconsistency exists, the arbitration provisions contained herein will control and supersede such rules. The site of all arbitration proceedings will be in the Division of the Federal Judicial District in which AAA maintains a regional office that is closest to Dealer.

         26.3 Discovery. Discovery permitted in any arbitration proceeding commenced hereunder is limited as follows. No later than thirty (30) days after the filing of a claim for arbitration, the parties will exchange detailed statements setting forth the facts supporting the claim(s) and all defenses to be raised during the arbitration, and a list of all exhibits and witnesses. No later than twenty-one (21) days prior to the arbitration hearing, the parties will exchange a final list of all exhibits and all witnesses, including any designation of any expert witness(es) together with a summary of their testimony; a copy of all documents and a detailed description of any property to be introduced at the hearing. Under no circumstances will the use of interrogatories, requests for admission, requests for the production of documents or the taking of depositions be permitted. However, in the event of the designation of any expert witness(es), the following will occur: (a) all information and documents relied upon by the expert witness(es) will be delivered to the opposing party,
                  (b) the opposing party will be permitted to depose the expert witness(es), (c) the opposing party will be permitted to designate rebuttal expert witness(es), and (d) the arbitration hearing will be continued to the earliest possible date that enables the foregoing limited discovery to be accomplished.

         26.4 Exemplary or Punitive Damages. The Arbitrator(s) will not have the authority to award exemplary or punitive damages.

         26.5 Confidentiality of Awards. All arbitration proceedings, including testimony or evidence at hearings, will be kept confidential, although any award or order rendered by the arbitrator(s) pursuant to the terms of this Agreement may be entered as a judgment or order in any state or federal court and may be confirmed within the federal judicial district which includes the residence of the party against whom such award or order was entered. This Agreement concerns transactions involving commerce among the several states. The Federal Arbitration Act, Title 9 U.S.C. Sections 1 et seq., as amended ("FAA") will govern all arbitration(s) and confirmation proceedings hereunder.

         26.6 Prejudgment and Provisional Remedies. Nothing herein will be construed to prevent DFS' or Dealer's use of bankruptcy, receivership, injunction, repossession, replevin, claim and delivery, sequestration, seizure, attachment, foreclosure, dation and/or any other prejudgment or provisional action or remedy relating to any Collateral for any current or future debt owed by either party to the other. Any such action or remedy will not waive DFS' or Dealer's right to compel arbitration of any Dispute.

         26.7 Attorneys' Fees. If either Dealer or DFS brings any other action for judicial relief with respect to any Dispute (other than those set forth in Section 26.6), the party bringing such action will be liable for and immediately pay all of the other party's costs and expenses (including attorneys' fees) incurred to stay or dismiss such action and remove or refer such Dispute to arbitration. If either Dealer or DFS brings or appeals an action to vacate or modify an arbitration award and such party does not prevail, such party will pay all costs and expenses, including attorneys' fees, incurred by the other party in defending such action. Additionally, if Dealer sues DFS or institutes any arbitration claim or counterclaim against DFS in which DFS is the prevailing party, Dealer will pay all costs and expenses (including attorneys' fees) incurred by DFS in the course of defending such action or proceeding.

         26.8     Limitations. Any arbitration proceeding must be instituted:
                  (a) with respect to any Dispute for the collection of any debt owed by either party to the other, within two (2) years after the date the last payment was received by the instituting party; and (b) with respect to any other Dispute, within two
                  (2) years after the date the incident giving rise thereto occurred, whether or not any damage was sustained or capable of ascertainment or either party knew of such incident. Failure to institute an arbitration proceeding within such period will constitute an absolute bar and waiver to the institution of any proceeding, whether arbitration or a court proceeding, with respect to such Dispute.

         26.9 Survival After Termination. The agreement to arbitrate will survive the termination of this Agreement.

27. INVALIDITY/UNENFORCEABILITY OF BINDING ARBITRATION. IF THIS AGREEMENT IS FOUND TO BE NOT SUBJECT TO ARBITRATION, ANY LEGAL PROCEEDING WITH RESPECT TO ANY DISPUTE WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE WITHOUT A JURY. DEALER AND DFS WAIVE ANY RIGHT TO A JURY TRIAL IN ANY SUCH PROCEEDING.

28. Governing Law. Dealer acknowledges and agrees that this and all other agreements between Dealer and DFS have been substantially negotiated, and will be substantially performed, in the state of New Jersey. Accordingly, Dealer agrees that all Disputes will be governed by, and construed in accordance with, the laws of such state, except to the extent inconsistent with the provisions of the FAA which shall control and govern all arbitration proceedings hereunder.

29. Joint and Several Liability. Notwithstanding anything herein to the contrary, each Dealer is primarily and jointly and severally liable for all debts to DFS hereunder or under any other agreement between DFS and Dealer. If and to the extent a Dealer shall be deemed a guarantor of the other Dealer hereunder, such Dealer's joint liability for any such obligations of such other Dealer shall be deemed to be a guaranty of payment and performance, and not of collection. A default by one Dealer shall be deemed a default by all Dealers.

30. Confidentiality. DFS shall keep confidential, and will cause its directors, officers, employees, counsel, agents and representatives to keep confidential, all confidential or proprietary information of any Dealer (the proprietary nature of which shall be promptly determined by the Dealer following DFS' request therefor) and documents obtained by it in connection with the consummation of the transactions contemplated hereby (including, without limitation, this Agreement) from all persons (other than DFS and its directors, officers, employees, counsel, agents and representatives), unless such information is disclosed following DFS' receipt of Condor Technology Solutions, Inc.'s consent to such disclosure. Information shall not be deemed to be confidential or proprietary if (i) it is or becomes generally available in the public domain (other than as a result of its disclosure after the date of this Agreement by DFS or its directors, officers, employees, counsel, agents or representatives), (ii) it is or has become generally available to the public without violating the terms of this section, (iii) it is or becomes lawfully obtainable from other sources or (iv) it is required to be disclosed to comply with applicable law, rules or regulations or a court order issued by a court of competent jurisdiction; it being understood and agreed that (a) any such disclosure pursuant to this clause (iv) shall be limited to confidential or proprietary information which DFS may be legally required to disclose pursuant to such law, rule, regulation or court order and (b) unless otherwise prohibited by court order or applicable law, DFS shall promptly notify Condor Technology Solutions, Inc. of DFS' receipt of any court order requiring disclosure of confidential or proprietary information of the Dealer. DFS acknowledges and agrees that all confidential and proprietary information in DFS' possession, custody or control shall be returned to Condor Technology Solutions, Inc. upon payment in full of all obligations and termination of this Agreement. DFS' obligations under this section shall survive the payment in full of the obligations hereunder.

        IN WITNESS WHEREOF, Dealer and DFS have executed this Agreement as of the date first set forth hereinabove.

THIS CONTRACT CONTAINS BINDING ARBITRATION, JURY WAIVER AND PUNITIVE DAMAGE WAIVER PROVISIONS.

                             COMPUTER HARDWARE MAINTENANCE COMPANY, INC.
Attest:
                             By: /s/William J. Caragol, Jr.
                                 --------------------------
                             Print Name: William J. Caragol, Jr.

                             Title: Attorney-In-Fact

(Assistant) Secretary        Address: 2010 Cabot Boulevard West

                                      Langhorne, PA 19047-1811



                             CORPORATE ACCESS, INC.

Attest:
                             By: /s/William J. Caragol, Jr.
                                 --------------------------
                             Print Name: William J. Caragol, Jr.

                             Title: Attorney-In-Fact

(Assistant) Secretary        Address: 100 School Street

                                      Andover, MA 01810



                             U.S. COMMUNICATIONS, INC.

Attest:
                             By: /s/William J. Caragol, Jr.
                                 --------------------------
                             Print Name: William J. Caragol, Jr.

                             Title: Attorney-In-Fact

(Assistant) Secretary        Address: 801 Compass Way, Suite 205
                                      Annapolis, MD 21401




                             DEUTSCHE FINANCIAL SERVICES CORPORATION
                             By: /s/ Michael Marcolina
                                 ---------------------
                             Print Name: Michael Marcolina

                             Title: Regional Marketing Manager

                                    GUARANTY

TO:     DEUTSCHE FINANCIAL SERVICES CORPORATION

        In consideration of financing provided or to be provided by you to Computer Hardware Maintenance Company Inc., Corporate Access Inc. and U.S. Communications Inc. ("Dealers"), and for other good and valuable consideration received, we jointly, severally, unconditionally and absolutely guaranty to you, from property held separately, jointly or in community, the immediate payment when due of all current and future liabilities owed by Dealers to you, whether such liabilities are direct, indirect or owed by Dealers to a third party and acquired by you ("Liabilities"). We will pay you on demand the full amount of all sums owed by Dealers to you, together with all costs and expenses (including, without limitation, reasonable attorneys' fees). We also indemnify and hold you harmless from and against all (a) losses, costs and expenses you incur and/or are liable for (including, without limitation, reasonable attorneys' fees) and (b) claims, actions and demands made by Dealers or any third party against you, which in any way relate to any relationship or transaction between you and Dealers.

        Our guaranty will not be released, discharged or affected by, and we hereby irrevocably consent to, any: (a) change in the manner, place, interest rate, finance or other charges, or terms of payment or performance in any current or future agreement between you and Dealers, the release, settlement or compromise of or with any party liable for the payment or performance thereof or the substitution, release, non-perfection, impairment, sale or other disposition of any collateral thereunder; (b) change in Dealer's financial condition; (c) interruption of relations between Dealers and you or us; (d) claim or action by Dealers against you; and/or (e) increases or decreases in any credit you may provide to Dealers. We will pay you even if you have not: (i) notified Dealers that it is in default of the Liabilities, and/or that you intend to accelerate or have accelerated the payment of all or any part of the Liabilities, or (ii) exercised any of your rights or remedies against Dealers, any other person or any current or future collateral. This Guaranty is assignable by you and will inure to the benefit of your assignee. If Dealers hereafter undergo any change in ownership, identity or organizational structure, this Guaranty will extend to all current and future obligations which such new or changed legal entity owes to you.

        We irrevocably waive: notice of your acceptance of this Guaranty, presentment, demand, protest, nonpayment, nonperformance, notice of breach or default, notice of intent to accelerate and notice of acceleration of any indebtedness of Dealers, any right of contribution from other guarantors, dishonor, the amount of indebtedness of Dealers outstanding at any time, the number and amount of advances made by you to Dealers in reliance on this Guaranty and any claim or action against Dealers; all other demands and notices required by law; all rights of offset and counterclaims against you or Dealers; all defenses to the enforceability of this Guaranty (including, without limitation, fraudulent inducement). We further waive all defenses based on suretyship or impairment of collateral, and defenses which the Dealers may assert on the underlying debt, including but not limited to, failure of consideration, breach of warranty, fraud, payment, statute of frauds, bankruptcy, lack of legal capacity, statute of limitations, lender liability, deceptive trade practices, accord and satisfaction and usury. We also waive all rights to claim, arbitrate for or sue for any punitive or exemplary damages. In addition, we hereby irrevocably subordinate to you any and all of our present and future rights and remedies: (a) of subrogation against Dealer to any of your rights or remedies against Dealer, (b) of contribution, reimbursement, indemnification and restoration from Dealer; and (c) to assert any other claim or action against Dealer directly or indirectly relating to this Guaranty, such subordinations to last until you have been paid in full for all Liabilities. All of our waivers and subordinations herein will survive any termination of this Guaranty.

        We have made an independent investigation of the financial condition of Dealer and give this Guaranty based on that investigation and not upon any representation made by you. We have access to current and future Dealer financial information which enables us to remain continuously informed of Dealer's financial condition. We represent and warrant to you that we have received and will receive substantial direct or indirect benefit by making this Guaranty and incurring the Liabilities. We will provide you with financial statements on us each year within ninety (90) days after the end of Dealer's fiscal year end. We warrant and represent to you that all financial statements and information relating to us or Dealer which have been or may hereafter be delivered by us or Dealer to you are true and correct and have been and will be prepared in accordance with generally accepted accounting principles consistently applied and, with respect to previously delivered statements and information, there has been no material adverse change in the financial or business condition of us or Dealer since the submission to you, either as of the date of delivery, or if different, the date specified therein, and we acknowledge your reliance thereon. This Guaranty will survive any federal and/or state bankruptcy or insolvency action involving Dealer. We are solvent and our execution of this Guaranty will not make us insolvent. If you are required in any action involving Dealer to return or rescind any payment made to or value received by you from or for the account of Dealer, this Guaranty will remain in full force and effect and will be automatically reinstated without any further action by you and notwithstanding any termination of this Guaranty or your release of us. Any delay or failure by you, or your successors or assigns, in exercising any of your rights or remedies hereunder will not waive any such rights or remedies. Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable. To protect us and you from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as specifically provided herein or as we may later agree in writing to modify it. Notwithstanding anything herein to the contrary: (a) you may rely on any facsimile copy, electronic data transmission or electronic data storage of this Guaranty, any agreement between you and Dealer, any Statement of Transaction, billing statement, invoice from a vendor, financial statements or other report, and (b) such facsimile copy, electronic data transmission or electronic data storage will be deemed an original, and the best evidence thereof for all purposes, including, without limitation, under this Guaranty or any other agreement between you and us, and for all evidentiary purposes before any arbitrator, court or other adjudicatory authority. We may terminate this Guaranty by a written notice to you, the termination to be effective sixty (60) days after you receive and acknowledge it, but the termination will not terminate our obligations hereunder for Liabilities arising prior to the effective termination date. We have read and understood all terms and provisions of this Guaranty. We acknowledge receipt of a true copy of this Guaranty and of all agreements between you and Dealer. The meanings of all terms herein are equally applicable to both the singular and plural forms of such terms.

        BINDING ARBITRATION. Except as otherwise specified below, all actions, disputes, claims and controversies under common law, statutory law or in equity of any type or nature whatsoever (including, without limitation, all torts, whether regarding negligence, breach of fiduciary duty, restraint of trade, fraud, conversion, duress, interference, wrongful replevin, wrongful sequestration, fraud in the inducement, usury or any other tort, all contract actions, whether regarding express or implied terms, such as implied covenants of good faith, fair dealing, and the commercial reasonableness of any collateral disposition, or any other contract claim, all claims of deceptive trade practices or lender liability, and all claims questioning the reasonableness or lawfulness of any act), whether arising before or after the date of this Guaranty, and whether directly or indirectly relating to: (a) this Guaranty and/or any amendments and addenda hereto, or the breach, invalidity or termination hereof; (b) any previous or subsequent agreement between you and us;
(c) any act committed by you or by any parent company, subsidiary or affiliated company of you (the "DFS Companies"), or by an employee, agent, officer or director of a DFS Company, whether or not arising within the scope and course of employment or other contractual representation of the DFS Companies provided that such act arises under a relationship, transaction or dealing between you and Dealer or you and us; and/or (d) any other relationship, transaction, dealing or agreement between you and Dealer or you and us (collectively the "Disputes"), will be subject to and resolved by binding arbitration.

        All arbitration hereunder will be conducted in accordance with The Commercial Arbitration Rules of The American Arbitration Association ("AAA"). If the AAA is dissolved, disbanded or becomes subject to any state or federal bankruptcy or insolvency proceeding, the parties will remain subject to binding arbitration which will be conducted by a mutually agreeable arbitral forum. The parties agree that all arbitrator(s) selected will be attorneys with at least five (5) years secured transactions experience. The arbitrator(s) will decide if any inconsistency exists between the rules of any applicable arbitral forum and the arbitration provisions contained herein. If such inconsistency exists, the arbitration provisions contained herein will control and supersede such rules. The site of all arbitrations will be in the Division of the Federal Judicial District in which AAA maintains a regional office that is closest to Dealer.

        Discovery permitted in any arbitration proceeding commenced hereunder is limited as follows: No later than thirty (30) days after the filing of a claim for arbitration, the parties will exchange detailed statements setting forth the facts supporting the claim(s) and all defenses to be raised during the arbitration, and a list of all exhibits and witnesses. No later than twenty-one
(21) days prior to the arbitration hearing, the parties will exchange a final list of all exhibits and all witnesses, including any designation of any expert witness(es) together with a summary of their testimony; a copy of all documents and a detailed description of any property to be introduced at the hearing. Under no circumstances will the use of interrogatories, requests for admission, requests for the production of documents or the taking of depositions be permitted. However, in the event of the designation of any expert witness(es), the following will occur: (a) all information and documents relied upon by the expert witness(es) will be delivered to the opposing party, (b) the opposing party will be permitted to depose the expert witness(es), (c) the opposing party will be permitted to designate rebuttal expert witness(es), and (d) the arbitration hearing will be continued to the earliest possible date that enables the foregoing limited discovery to be accomplished.

        The Arbitrator(s) will not have the authority to award exemplary or punitive damages.

        All arbitration proceedings, including testimony or evidence at hearings, will be kept confidential, although any award or order rendered by the arbitrator(s) pursuant to the terms of this Guaranty may be entered as a judgment or order in any state or federal court and may be entered as a judgment or order within the federal judicial district which includes the residence of the party against whom such award or order was entered. This Guaranty concerns transactions involving commerce among the several states. The Federal Arbitration Act ("FAA") will govern all arbitration(s) and confirmation proceedings hereunder.

        Nothing herein will be construed to prevent your or our use of bankruptcy, receivership, injunction, repossession, replevin, claim and delivery, sequestration, seizure, attachment, foreclosure, dation and/or any other prejudgment or provisional action or remedy relating to any collateral for any current or future debt owed by either party to the other. Any such action or remedy will not waive your or our right to compel arbitration of any Dispute.

        If either we or you bring any other action for judicial relief with respect to any Dispute (other than those set forth in the immediately preceding paragraph), the party bringing such action will be liable for and immediately pay all of the other party's costs and expenses (including attorneys' fees) incurred to stay or dismiss such action and remove or refer such Dispute to arbitration. If either we or you bring or appeal an action to vacate or modify an arbitration award and such party does not prevail, such party will pay all costs and expenses, including attorneys' fees, incurred by the other party in defending such action. Additionally, if we sue you or institute any arbitration claim or counterclaim against you in which you are the prevailing party, we will pay all costs and expenses (including attorneys' fees) incurred by you in the course of defending such action or proceeding.

        Any arbitration proceeding must be instituted: (a) with respect to any Dispute for the collection of any debt owed by either party to the other, within two (2) years after the date the last payment was received by the instituting party; and (b) with respect to any other Dispute, within two (2) years after the date the incident giving rise thereto occurred, whether or not any damage was sustained or capable of ascertainment or either party knew of such incident. Failure to institute an arbitration proceeding within such period will constitute an absolute bar and waiver to the institution of any proceeding with respect to such Dispute. Except as otherwise stated herein, all notices, arbitration claims, responses, requests and documents will be sufficiently given or served if mailed or delivered: (i) to us at our address below; (ii) to you at 655 Maryville Centre Drive, St. Louis, Missouri 63141-5832, Attention: General Counsel; or such other address as the parties may specify from time to time in writing.

        The agreement to arbitrate will survive the termination of this Guaranty.

        IF THIS GUARANTY IS FOUND TO BE NOT SUBJECT TO ARBITRATION, ANY LEGAL PROCEEDING WITH RESPECT TO ANY DISPUTE WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE WITHOUT A JURY. WE WAIVE ANY RIGHT TO A JURY TRIAL IN ANY SUCH PROCEEDING.

        We acknowledge and agree that this Guaranty and all agreements between Dealer and you have been substantially negotiated, and will be performed, in the state of New Jersey. Accordingly, we agree that all Disputes will be governed by, and construed in accordance with, the laws of such state, except to the extent inconsistent with the provisions of the FAA which will control and govern all arbitration proceedings hereunder.

THIS GUARANTY CONTAINS BINDING ARBITRATION, JURY WAIVER AND PUNITIVE DAMAGES WAIVER PROVISIONS.

Date:  April 15, 1998




                                              Condor Technology Solutions Inc.
Attest:
                                              By: /s/ Kennard F. Hill
                                                  -------------------
  /s/ William J. Caragol, Jr.
  ---------------------------
                                              Print Name: Kennard F. Hill

Print Name: William J. Caragol, Jr.

                                              Title: Chief Executive Officer

Title:  Secretary

                              ADDENDUM TO GUARANTY
                      AND AGREEMENT FOR WHOLESALE FINANCING

      This Addendum is hereby made to (i) that certain Agreement for Wholesale Financing dated as of April 15, 1998 executed by Computer Hardware Maintenance Company, Inc., Corporate Access, Inc., and U.S. Communications, Inc. (individually and/or collectively, "Dealer") and Deutsche Financial Services Corporation ("DFS"), as amended, ("AWF"), and (ii) that certain Guaranty given by Condor Technology Solutions, Inc. ("Guarantor") to DFS dated as of
April 15, 1998, as amended ("Guaranty"), unconditionally guaranteeing the obligations of Dealer to DFS. All capitalized terms shall have the same meaning used in the AWF unless otherwise defined herein.

      FOR VALUE RECEIVED, DFS, Guarantor and Dealer agree as follows:

      1. The following paragraphs are hereby incorporated into the Guaranty and the AWF, where applicable, as if fully set forth therein:

             Guarantor hereby agrees to cause an institution acceptable to DFS to issue in favor of DFS one or more Irrevocable Letters of Credit, in a total amount, form, substance and with expiration dates satisfactory to DFS. Such Irrevocable Letter(s) of Credit shall, among other things, be for the account of Guarantor, but provide support both for the obligations of Guarantor under its Guaranty and of the Dealer under its AWF and other agreements with DFS.

             Guarantor hereby agrees that if at least sixty (60) days prior to the expiration of the above referenced Irrevocable Letter(s) of Credit or any subsequent Letter(s) of Credit issued in favor of DFS as provided herein, any such Irrevocable Letter of Credit is not extended for a term of twelve (12) months or longer, or a new Irrevocable Letter of Credit in an amount, form and from an institution acceptable to DFS and for a term of twelve (12) months or longer, is not provided to DFS, an event of default shall have occurred under the Guaranty and under the AWF, and DFS may declare all sums owed by Dealer to DFS and/or by Guarantor to DFS to be immediately due and payable. Upon such default, DFS may: (i) exercise any and all of its rights under the AWF, Guaranty and at law, including, but not limited to, the right to repossess the Collateral from Dealer; and (ii) exercise any and all of its rights to draw upon any such Irrevocable Letter of Credit. DFS agrees, accordingly, that it will not draw upon or present any such Irrevocable Letter of Credit unless a default has occurred.

      2. The AWF shall be amended to provide as follows, and, to the extent applicable, the following provision shall also amend the Guaranty:

             Dealer will forward to DFS by the tenth (10th) day of each month a Collateral Report (as defined below) dated as of the last day of the prior month. Regardless of the SPP terms pertaining to any Collateral financed by DFS, and notwithstanding any scheduled payments made by Dealer after the Determination Date (as defined below) or anything contained in the Agreement to the contrary, if DFS determines, after reviewing the Collateral Report, after conducting an inspection of the Collateral or otherwise, that (i) the total current outstanding indebtedness owed by Dealer to DFS as of the date of the Collateral Report, inspection or any other date on which a paydown is otherwise required hereunder, as applicable (the "Determination Date"), exceeds (ii) the Collateral Liquidation Value (as defined below) as of the Determination Date, Dealer will immediately upon demand pay DFS the difference between (i) Dealer's total current outstanding indebtedness owed to DFS as of the Determination Date, and (ii) the Collateral Liquidation Value as of the Determination Date.

             The term "Collateral Report" is defined herein to mean a report compiled by Dealer specifying the total aggregate wholesale invoice price of all of Dealer's inventory financed by DFS that is unsold and in Dealer's possession and control as of the date of such Report and to the extent DFS has a first priority, fully perfected security interest therein.

             The term "Collateral Liquidation Value" is defined herein to mean:
             (i) one hundred percent (100%) of the total aggregate wholesale invoice price of all of Dealer's inventory financed by DFS that is unsold and in Dealer's possession and control and to the extent DFS has a first priority, fully perfected security interest therein; and (ii) the amount of any Irrevocable Letter of Credit issued by an institution acceptable to DFS, and in a form, amount and upon such other terms as are acceptable to DFS, in its sole discretion: in each case as of the date of the Collateral Report.

             If Dealer from time to time is required to make immediate payment to DFS of any past due obligation discovered during any Collateral review, upon review of a Collateral Report or at any other time, Dealer agrees that acceptance of such payment by DFS shall not be construed to have waived or amended the terms of its financing program.

      3. The following provisions shall amend the AWF and, to the extent applicable, the Guaranty:

             Financial Covenants. So long as any obligation of Dealer and/or Guarantor to DFS remains outstanding and/or the Guaranty and/or the AWF remain in effect, the Dealer and the Guarantor will comply with each of the financial covenants set forth below, all computed on a consolidated basis at the Guarantor's level (the Guarantor and all of its subsidiaries, including but not limited to each Dealer, being the "Consolidated Group"):

             (a) Net Worth. The Consolidated Group will maintain on a consolidated basis for each quarter commencing with and including the quarter ending immediately after the date hereof, Net Worth of not less than (i) 75% of net income for all fiscal quarters commencing with and including the fiscal quarter ending March 31, 1998 (but excluding net income for any fiscal quarter for which net income is a negative number), plus (ii) 75% of the net proceeds from the issuance or sale by any member of the Consolidated Group of any of its equity securities (excluding the proceeds from the exercise of employee stock options), plus (iii) $85,000,000.

             For purposes hereof, "Net Worth" shall mean total assets minus all liabilities, all to be determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied. The Net Worth shall be measured on the last day of each fiscal quarter.

             (b) Fixed Charge Coverage Ratio. The Consolidated Group will maintain on a consolidated basis for each quarter commencing with and including the quarter ending immediately after the date hereof, a Fixed Charge Coverage Ratio of not less than 2.00 to 1.00.

             For purposes of the foregoing, "Fixed Charge Coverage Ratio" shall mean the Consolidated Group's pro forma earnings before interest, taxes, depreciation and amortization ("EBITDA"), plus rent expense, minus cash taxes paid, minus cash capital expenditures, minus cash dividends paid, divided by the Consolidated Group's rent expense, plus interest expense, plus required principal payments on debt and capital leases. The Fixed Charge Coverage Ratio shall be measured on the last day of each fiscal quarter.

             Each and every covenant compliance certificate, report, statement, or other notice delivered under the Business Loan and Security Agreement among First Union Commercial Corporation, Dealer, Guarantor, and certain other of Guarantor's subsidiaries (as amended from time to time, the "Credit Agreement"), pursuant to
             Article VI, Section 3 of the Credit Agreement, shall also be delivered to DFS, along with all supporting data.

      4. The AWF and the Guaranty shall each be amended to provide that the occurrence of a default under the terms of the Credit Agreement shall also constitute a default under the AWF and the Guaranty (the "Cross Default"). DFS shall not exercise its remedies based on a Cross Default until after the expiration of the applicable grace period which First Union Commercial Corporation ("First Union") has granted to the Dealer or Guarantor for the curing of such default to First Union, as presently stated in the Credit Agreement.

      Each Dealer and Guarantor hereby waives notice of DFS' acceptance of this Addendum. All other terms and conditions of the Guaranty and the AWF shall remain unchanged and in full force and effect.

      IN WITNESS WHEREOF, Guarantor, each Dealer and DFS have read this Addendum, understand all the terms and provisions hereof and agree to be bound thereby and subject thereto as of the 15th day of April, 1998.


                               CONDOR TECHNOLOGY SOLUTIONS, INC.

Attest:
                               By: /s/ Kennard F. Hill
  /s/ Frank Patrinicola             --------------------
-------------------------      Print Name: Kennard F. Hill
  Frank Patrinicola
                               Title: Chief Executive Officer
Business Development
 Manager
                               COMPUTER HARDWARE MAINTENANCE COMPANY, INC.

Attest:
                               By: /s/William J. Caragol, Jr.
  /s/ Frank Patrinicola            --------------------------
-------------------------      Print Name: William J. Caragol, Jr.
  Frank Patrinicola
                               Title: Attorney-In-Fact
Business Development
 Manager
                               CORPORATE ACCESS, INC.

Attest:
                               By: s/William J. Caragol, Jr."Attorney in Fact"
  /s/ Frank Patrinicola            -------------------------------------------
-------------------------      Print Name: William J. Caragol, Jr.
  Frank Patrinicola
                               Title: Attorney-In-Fact
Business Development
 Manager

                               U.S. COMMUNICATIONS, INC.
Attest:
                               By: s/William J. Caragol, Jr."Attorney in Fact"
  /s/ Frank Patrinicola            -------------------------------------------
-------------------------      Print Name: William J. Caragol, Jr.
  Frank Patrinicola
                               Title: Attorney-In-Fact
Business Development
 Manager

                               DEUTSCHE FINANCIAL SERVICES CORPORATION


                               By: /s/ Michael Marcolina
                                   ---------------------
                               Print Name: Michael Marcolina

                               Title: Regional Marketing Manager




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